 EXHIBIT 23.1

Consent of Independent Public Accounting Firm

I consent to the inclusion in this Form 8K/A of BT Brands, Inc. of my auditor’s report dated March 31, 2022 related to my audit of the financial statements of Keegan’s Seafood Grille, Inc. for the year ended December 31, 2021.

/s/ John F. Coggin, CPA

Irving, TX 75039

July 27, 2022